UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 8)

                              Mac-Gray Corporation
       -------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
           ----------------------------------------------------------
                         (Title of Class of Securities)

                                   554153-10-6
                           --------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Sandra E. MacDonald
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                          (b) /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
     NUMBER OF
      SHARES              375,462
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY        6   SHARED VOTING POWER
       EACH
     REPORTING            674,692
      PERSON          ----------------------------------------------------------
       WITH           7   SOLE DISPOSITIVE POWER

                          375,462
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          1,241,359
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,616,821
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     SEE ITEM 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     12.4% (Based upon 13,076,149 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 14, 2006.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

CUSIP NO.       554153-10-6
         -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Richard G. MacDonald
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  / /
                                                              (b)  /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
      NUMBER OF
        SHARES            53,850
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY       6   SHARED VOTING POWER
        EACH
      REPORTING           996,304
       PERSON         ----------------------------------------------------------
        WITH          7   SOLE DISPOSITIVE POWER

                          53,850
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          1,562,971
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,616,821
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     See Item 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     12.4% (Based upon 13,076,149 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 14, 2006.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                              (b) /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
       NUMBER OF
        SHARES            566,667
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY       6   SHARED VOTING POWER
        EACH
      REPORTING
       PERSON         ---------------------------------------------------------
        WITH          7   SOLE DISPOSITIVE POWER

                          566,667
                      ---------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     566,667
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     See Item 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      4.3% (Based upon 13,076,149 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 14, 2006.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO   (Trust)
--------------------------------------------------------------------------------

CUSIP NO.       554153-10-6
         -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     The Whitney E. MacDonald GST Trust-1997
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                             (b) /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
     NUMBER OF
       SHARES             103,965
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY        6   SHARED VOTING POWER
       EACH
     REPORTING        ----------------------------------------------------------
      PERSON          7   SOLE DISPOSITIVE POWER
       WITH
                          103,965
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     103,965
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     See Item 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.8% (Based upon 13,076,149 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 14, 2006.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO  (Trust)
--------------------------------------------------------------------------------

CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     The Jonathan S. MacDonald GST Trust-1997
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  / /
                                                               (b)  /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
      NUMBER OF
        SHARES                 103,965
     BENEFICIALLY          -----------------------------------------------------
       OWNED BY            6   SHARED VOTING POWER
        EACH
      REPORTING
       PERSON              -----------------------------------------------------
        WITH               7   SOLE DISPOSITIVE POWER

                               103,965
                           -----------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     103,965
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     See Item 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.8% (Based upon 13,076,149 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 14, 2006.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO  (Trust)
--------------------------------------------------------------------------------

CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     The Robert C. MacDonald GST Trust-1997
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  / /
                                                                 (b)  /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
      NUMBER OF
        SHARES                 103,965
     BENEFICIALLY          -----------------------------------------------------
       OWNED BY            6   SHARED VOTING POWER
        EACH
      REPORTING
       PERSON              -----------------------------------------------------
        WITH               7   SOLE DISPOSITIVE POWER

                               103,965
                           -----------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     103,965
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     See Item 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.8% (Based upon 13,076,149 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 14, 2006.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO  (Trust)
--------------------------------------------------------------------------------

CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     The Whitney E. MacDonald Gift Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  / /
                                                                (b)  /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
      NUMBER OF
        SHARES                 17,950
     BENEFICIALLY          -----------------------------------------------------
       OWNED BY            6   SHARED VOTING POWER
        EACH
      REPORTING
       PERSON              -----------------------------------------------------
        WITH               7   SOLE DISPOSITIVE POWER

                               17,950
                           -----------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     17,950
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     See Item 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.1% (Based upon 13,076,149 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 14, 2006.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO  (Trust)
--------------------------------------------------------------------------------

CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     The Jonathan S. MacDonald Gift Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  / /
                                                                  (b)  /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
      NUMBER OF
        SHARES                 17,950
     BENEFICIALLY          -----------------------------------------------------
       OWNED BY            6   SHARED VOTING POWER
        EACH
      REPORTING
       PERSON              -----------------------------------------------------
        WITH               7   SOLE DISPOSITIVE POWER

                               17,950
                           -----------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     17,950
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     See Item 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.1% (Based upon 13,076,149 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 14, 2006.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO  (Trust)
--------------------------------------------------------------------------------

CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     The Robert C. MacDonald Gift Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  / /
                                                                  (b)  /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
      NUMBER OF
        SHARES                 17,950
     BENEFICIALLY          -----------------------------------------------------
       OWNED BY            6   SHARED VOTING POWER
        EACH
      REPORTING
       PERSON              -----------------------------------------------------
        WITH               7   SOLE DISPOSITIVE POWER

                               17,950
                           -----------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     17,950
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     See Item 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.1% (Based upon 13,076,149 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 14, 2006.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO  (Trust)
--------------------------------------------------------------------------------

CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Richard G. MacDonald 2004 Irrevocable Trust dated April 23, 2004
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  / /
                                                               (b)  /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
      NUMBER OF
        SHARES
     BENEFICIALLY          -----------------------------------------------------
       OWNED BY            6   SHARED VOTING POWER
        EACH
      REPORTING                308,947
       PERSON              -----------------------------------------------------
        WITH               7   SOLE DISPOSITIVE POWER


                           -----------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                               308,947
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     308,947
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     SEE ITEM 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     2.4% (Based upon 13,076,149 of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-12495) filed on November 14, 2006.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO  (Trust)
--------------------------------------------------------------------------------

CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     The Sandra E. MacDonald 2005 Grantor Retained Annuity Trust dated
     August 10, 2005
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  / /
                                                               (b)  /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
      NUMBER OF
        SHARES                 195,204
     BENEFICIALLY          -----------------------------------------------------
       OWNED BY            6   SHARED VOTING POWER
        EACH
      REPORTING
       PERSON              -----------------------------------------------------
        WITH               7   SOLE DISPOSITIVE POWER

                               195,204
                           -----------------------------------------------------
                           8   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     195,204
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /X/ SEE ITEM 4.

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.5% (Based upon 13,076,149 of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-12495) filed on November 14, 2006.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO  (Trust)
--------------------------------------------------------------------------------

Item 1(a).  NAME OF ISSUER:
            ---------------

            Mac-Gray Corporation


Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            ------------------------------------------------

            404 Wyman Street, Suite 400
            Waltham, Massachusetts 02451


Item 2(a).  NAMES OF PERSONS FILING:
            ------------------------

            1.    Sandra E. MacDonald

            2.    Richard G. MacDonald

            3.    The Evelyn C. MacDonald Family Trust for the benefit of Sandra
                  E. MacDonald

            4.    The Whitney E. MacDonald GST Trust-1997

            5.    The Jonathan S. MacDonald GST Trust-1997

            6.    The Robert C. MacDonald GST Trust-1997

            7.    The Whitney E. MacDonald Gift Trust

            8.    The Jonathan S. MacDonald Gift Trust

            9.    The Robert C. MacDonald Gift Trust

            10.   Richard G. MacDonald Irrevocable Trust dated April 23, 2004

            11. The Sandra E. MacDonald 2005 Retained Annuity Trust dated August 10, 2005

            The persons enumerated in this Item 2(a) are sometimes hereinafter referred to individually as a "Reporting Person" and collectively as the "Reporting Persons." Pursuant to the filing of this Schedule 13G, the Reporting Persons have executed that certain Joint Filing Agreement attached as EXHIBIT B hereto.

Item 2(b).  BUSINESS MAILING ADDRESS FOR ALL REPORTING PERSONS:
            ---------------------------------------------------

            c/o Mac-Gray Corporation
            404 Wyman Street, Suite 400
            Waltham, Massachusetts 02451


Item 2(c).  CITIZENSHIP:
            ------------

            Each Reporting Person who is an individual has United States citizenship. Each Reporting Person who is a trust is incorporated within the Commonwealth of Massachusetts.


Item 2(d).  TITLE OF CLASS OF SECURITIES:
            -----------------------------

            Common Stock, $0.01 Par Value


Item 2(e).  CUSIP NUMBER:
            -------------

            554153-10-6


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
            ---------------------------------------------------------

            Not Applicable

Item 4.     OWNERSHIP:
            ----------

                  A total of 13,076,149 shares of common stock, $0.01 par value
            ("Common Stock") of Mac-Gray Corporation (the "Company") were reported in the Company's quarterly report on Form 10-Q (File No. 001-13495) filed on November 14, 2006 as issued and outstanding as of the close of business on November 13, 2006. Statements describing the aggregate amounts of such Common Stock beneficially owned by each Reporting Person, and the number of such shares as to which such Reporting Person has (i) sole voting power, (ii) shared voting power, (iii) sole dispository power, and (iv) shared dispository power are made in the Tables listed in EXHIBIT A attached hereto. The percentage of the class of Common Stock represented by the aggregate amount of shares beneficially owned by each respective Reporting Person is as indicated on Item 9 of the cover page for each such Reporting Person included in this Schedule.

                  BACKGROUND INFORMATION FOR ITEM 4. Each Reporting Person,
            either in its capacity as direct owner of Common Stock or as settlor, trustee or beneficiary (as the case may be) of certain trusts (described further below) that hold Common Stock, has voting and or dispository power over shares of Common Stock held subject to the terms of a stockholders' agreement dated as of June 26, 1997 (the "Stockholders' Agreement"). The Stockholders' Agreement is filed as Exhibit 10.2 to the Company's Form S-1 Registration Statement, as amended, filed with the Securities and Exchange Commission (File No. 333-33669), (the "Registration Statement") pursuant to the Securities Act of 1933, as amended. Given the terms of the Stockholders' Agreement (as described below), the Reporting Persons and the other persons party thereto might be deemed to constitute a "group" holding beneficial ownership of an aggregate total of approximately 45.0% of the Company's Common Stock for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. However, each Reporting Person disclaims that such Person has agreed to act as a group with the other parties to the Stockholders' Agreement (other than to the extent described in this statement) and such Person disclaims beneficial ownership of shares of Common Stock of the Company other than the amounts of shares reported for each respective Reporting Person in EXHIBIT A attached hereto.

                  The parties to the Stockholders' Agreement are the Company and its stockholders Mr. Stewart G. MacDonald, Jr., Ms. Sandra E. MacDonald, Mr. Daniel W. MacDonald, The Evelyn C. MacDonald Family Trust for the benefit of Stewart G. MacDonald, Jr., The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald(1), The Evelyn C. MacDonald Family Trust for the benefit of Daniel W. MacDonald, The Stewart G. MacDonald, Jr. 1984 Trust, the New Century Trust, The Whitney E. MacDonald GST Trust-1997(2), The Jonathan S. MacDonald GST Trust-1997(2), The Robert C. MacDonald GST Trust-1997(2), The Whitney E. MacDonald Gift Trust(3), The Jonathan
            S. MacDonald Gift Trust(3), The Robert C. MacDonald Gift Trust(3), Cynthia V. Doggett, The Sandra E. MacDonald 2004 Grantor Retained Annuity Trust dated April 23, 2004, the Richard G. MacDonald 2004 Irrevocable Trust dated April 23, 2004(4), and certain other stockholders party thereto (who hold in aggregate a de minimis fraction of the issued and outstanding Common Stock). The Stockholders' Agreement gives the parties thereto rights of first offer to purchase shares offered for sale by another stockholder who is a party thereto, as well as providing the Company with rights of second offer to purchase such shares. The Stockholders' Agreement also conveys certain demand and "piggy-back" registration rights to the parties thereto.

      FOOTNOTES TO ITEM 4:
      --------------------

            (1) The trustees of The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald (the "SEM Trust") are R. Robert Woodburn, Jr., Peter C. Bennett (collectively, the "Independent Trustees") and Sandra E. MacDonald, who is also the sole beneficiary of the SEM Trust. Only the Independent Trustees exercise and share voting power over the shares of Common Stock held by the SEM Trust. Each of the Independent Trustees and Sandra E. MacDonald share power to dispose of the shares held by the SEM Trust.

            (2) The sole trustee of each of The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997 and The Robert C. MacDonald GST Trust-1997 (individually, a "GST Trust", and collectively, the "GST Trusts") is Richard G. MacDonald. The settlor of each GST Trust is Sandra E. MacDonald, who retains the right to replace at any time any shares of Common Stock held by a GST Trust with property of equivalent value. The beneficiaries of all GST Trusts are minors who have no power to vote or dispose of shares held by such GST Trusts.

            (3) The sole trustee of each of The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust and The Robert C. MacDonald Gift Trust (individually, a "Gift Trust", and collectively, the "Gift Trusts") is Richard G. MacDonald. The beneficiaries of all Gift Trusts are minors who have no power to vote or dispose of shares held by such Gift Trusts.

            (4) The sole trustee of the Richard G. MacDonald 2004 Irrevocable Trust (the "RGM Trust") is Edward D. Tarlow. The settlor of the RGM Trust is Richard G. MacDonald, who retains the right to replace at any time any shares of Common Stock held by the RGM Trust with property of equivalent value.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
            ---------------------------------------------

            Not Applicable


Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
            ----------------------------------------------------------------

            Not Applicable


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
            COMPANY:
            -------------------------------------------------------------

            Not Applicable


Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
            ----------------------------------------------------------

            Not Applicable


Item 9.     NOTICE OF DISSOLUTION OF GROUP:
            -------------------------------

            Not Applicable


Item 10.    CERTIFICATION:
            --------------

            Not Applicable

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007

                                /s/ Sandra E. MacDonald
                                ----------------------------------
                                Sandra E. MacDonald, individually and as
                                Trustee and Beneficiary of The Evelyn C.
                                MacDonald Family Trust f/b/o Sandra E.
                                MacDonald and as Settlor of each of The
                                Whitney E. MacDonald GST Trust-1997, The
                                Jonathan S. MacDonald GST Trust-1997, and
                                The Robert C. MacDonald GST Trust-1997, and
                                as trustee of The Sandra E. MacDonald 2005
                                Grantor Retained Annuity Trust dated
                                August 10, 2005


                                /s/ Richard G. MacDonald
                                ---------------------------
                                Richard G. MacDonald, individually and
                                as Trustee of each of The Whitney E. MacDonald GST Trust-1997,
                                The Jonathan S. MacDonald GST Trust-1997,
                                The Robert C. MacDonald GST Trust-1997,
                                The Whitney E. MacDonald Gift Trust,
                                The Jonathan S. MacDonald Gift Trust,
                                The Robert C. MacDonald Gift Trust, and
                                as Settlor of the Richard G. MacDonald 2004
                                Irrevocable Trust dated April 23, 2004


                              Richard G. MacDonald 2004 Irrevocable Trust dated April 23, 2004


                               By: /s/ Edward D. Tarlow
                                   --------------------------------------------
                                   Edward D. Tarlow, Trustee

NAME: Sandra E. MacDonald

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting       180,258  Direct                                                                                           NO
    Power          195,204  By the Sandra E. MacDonald 2005 Grantor Annuity Trust as sole trustee                            NO
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       375,462
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting         103,965  By the Whitney E. MacDonald GST Trust-1997 as settlor with right to replace trust property      YES
    Power          103,965  By the Jonathan S. MacDonald GST Trust-1997 as settlor with right to replace trust property     YES
                   103,965  By the Robert C. MacDonald GST Trust-1997 as settlor with right to replace trust property       YES
                    17,950  By the Whitney E. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald       YES
                    17,950  By the Jonathan S. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald      YES
                    17,950  By the Robert C. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald        YES
                   308,947  By the Richard G. MacDonald 2004 Irrevocable Trust dated April 23, 2004 as spouse of
                            Settlor with right to replace trust property                                                    YES

-----------------------------------------------------------------------------------------------------------------------------------
    Total          674,692
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole          180,258  Direct                                                                                           NO
 Dispositive       195,204  By the Sandra E. MacDonald 2005 Grantor Annuity Trust as sole trustee                            NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       375,462
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared         566,667  By the Evelyn C. MacDonald Family Trust f/b/o Sandra E. MacDonald as co-trustee and
  Dispositive               beneficiary                                                                                      NO
    Power          103,965  By the Whitney E. MacDonald GST Trust-1997 as settlor with right to replace trust property      YES
                   103,965  By the Jonathan S. MacDonald GST Trust-1997 as settlor with right to replace trust property     YES
                   103,965  By the Robert C. MacDonald GST Trust-1997 as settlor with right to replace trust property       YES
                    17,950  By the Whitney E. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald       YES
                    17,950  By the Jonathan S. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald      YES
                    17,950  By the Robert C. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald        YES
                   308,947  By the Richard G. MacDonald 2004 Irrevocable Trust dated April 23, 2004 as spouse of
                            Settlor with right to replace trust property                                                    YES
-----------------------------------------------------------------------------------------------------------------------------------
    Total        1,241,359
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                               Aggregated Beneficial Ownership:                                           1,616,821
-----------------------------------------------------------------------------------------------------------------------------------

NAME: Richard G. MacDonald

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

     Sole           17,950  By the Whitney E. MacDonald Gift Trust as sole trustee                                              YES
    Voting          17,950  By the Jonathan S. MacDonald Gift Trust as sole trustee                                             YES
    Power           17,950  By the Robert C. MacDonald Gift Trust as sole trustee                                               YES
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole        53,850
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared         180,258  As husband of Sandra E. MacDonald                                                                   YES
    Voting         195,204  As husband of Sandra E. MacDonald, trustee of the Sandra E. MacDonald 2005 Grantor
     Power                  Annuity Trust                                                                                       YES
                   103,965  By the Whitney E. MacDonald GST Trust-1997 as trustee                                               YES
                   103,965  By the Jonathan S. MacDonald GST Trust-1997 as trustee                                              YES
                   103,965  By the Robert C. MacDonald GST Trust-1997 as trustee                                                YES
                   308,947  By the Richard G. MacDonald 2004 Irrevocable Trust dated April 23, 2004 as Settlor with
                            right to replace trust property                                                                     YES
-----------------------------------------------------------------------------------------------------------------------------------
    Total          996,304
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole           17,950  By the Whitney E. MacDonald Gift Trust as sole trustee                                              YES
    Voting          17,950  By the Jonathan S. MacDonald Gift Trust as sole trustee                                             YES
    Power           17,950  By the Robert C. MacDonald Gift Trust as sole trustee                                               YES
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole        53,850
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared         180,258  As husband of Sandra E. MacDonald                                                                   YES
 Dispositive       195,204  As husband of Sandra E. MacDonald, trustee of the Sandra E. MacDonald 2005 Grantor
    Power                   Annuity Trust                                                                                       YES
                   566,667  By the Evelyn C. MacDonald Family Trust f/b/o Sandra E. MacDonald as spouse of trustee/
                            beneficiary                                                                                         YES
                   103,965  By the Whitney E. MacDonald GST Trust-1997 as trustee                                               YES
                   103,965  By the Jonathan S. MacDonald GST Trust-1997 as trustee                                              YES
                   103,965  By the Robert C. MacDonald GST Trust-1997 as trustee                                                YES
                   308,947  By the Richard G. MacDonald 2004 Irrevocable Trust dated April 23, 2004 as Settlor with
                            right to replace trust property                                                                     YES
-----------------------------------------------------------------------------------------------------------------------------------
    Total        1,562,971
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                               Aggregated Beneficial Ownership:                                           1,616,821
-----------------------------------------------------------------------------------------------------------------------------------

NAME: The Evelyn C. MacDonald Family Trust for the Benefit of Sandra E.
      MacDonald

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting       566,667  Direct                                                                                               NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       566,667
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole          566,667  Direct                                                                                               NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       566,667
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                               Aggregated Beneficial Ownership:                                             566,667
-----------------------------------------------------------------------------------------------------------------------------------

NAME: The Whitney E. MacDonald GST Trust-1997

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting       103,965  Direct                                                                                               NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       103,965
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole          103,965  Direct                                                                                               NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       103,965
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                               Aggregated Beneficial Ownership:                                             103,965
-----------------------------------------------------------------------------------------------------------------------------------

NAME: The Jonathan S. MacDonald GST Trust-1997

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting       103,965  Direct                                                                                               NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       103,965
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole          103,965  Direct                                                                                               NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       103,965
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                               Aggregated Beneficial Ownership:                                             103,965
-----------------------------------------------------------------------------------------------------------------------------------

NAME: The Robert C. MacDonald GST Trust-1997

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting       103,965  Direct                                                                                               NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       103,965
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole          103,965  Direct                                                                                               NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       103,965
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                               Aggregated Beneficial Ownership:                                             103,965
-----------------------------------------------------------------------------------------------------------------------------------

NAME: The Whitney E. MacDonald Gift Trust

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting        17,950  Direct                                                                                               NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole        17,950
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole           17,950  Direct                                                                                               NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole        17,950
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                               Aggregated Beneficial Ownership:                                              17,950
-----------------------------------------------------------------------------------------------------------------------------------

NAME: The Jonathan S. MacDonald Gift Trust

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting        17,950    Direct                                                                                             NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole        17,950
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole            17,950   Direct                                                                                             NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole        17,950
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                               Aggregated Beneficial Ownership:                                              17,950
-----------------------------------------------------------------------------------------------------------------------------------

NAME: The Robert C. MacDonald Gift Trust

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting        17,950    Direct                                                                                             NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole        17,950
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole           17,950    Direct                                                                                             NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole        17,950
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                               Aggregated Beneficial Ownership:                                              17,950
-----------------------------------------------------------------------------------------------------------------------------------

NAME: Richard G. MacDonald 2004 Irrevocable Trust dated April 23, 2004

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting         308,947   as Settlor with right to replace trust property                                                 YES
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting         308,947
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive       308,947   as Settlor with right to replace trust property                                                 YES
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive       308,947
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                               Aggregated Beneficial Ownership:                                             308,947
-----------------------------------------------------------------------------------------------------------------------------------

NAME: The Sandra E. MacDonald 2005 Grantor Annuity Trust dated August 10, 2005

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting       195,204   Direct                                                                                          NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole      195,204
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole          195,204   Direct                                                                                          NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       195,204
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                               Aggregated Beneficial Ownership:                                             195,204
------------------------------------------------------------------------------------------------------------------------------------

EXHIBIT B

                             JOINT FILING AGREEMENT

      This will confirm the agreement by Sandra E. MacDonald, Richard G. MacDonald, The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald, The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, The Robert C. MacDonald GST Trust-1997, The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust, The Robert C. MacDonald Gift Trust, the Richard G. MacDonald 2004 Irrevocable Trust dated April 23, 2004 and the Sandra E. MacDonald 2005 Grantor Retained Annuity Trust dated August 10, 2005 (collectively, the "Reporting Persons") in connection with that certain
Schedule 13G to be filed on or about February 14, 2007, with respect to the common stock, par value $0.01 per share (the "Common Stock"), of Mac-Gray Corporation (the "Company") pertaining to the beneficial ownership by the Reporting Persons of shares of such Common Stock (the "Schedule 13G"). The undersigned hereby agree with respect to such filing on Schedule 13G as follows:

      (i) No Reporting Person nor any representative of any Reporting Person makes any representation with respect to, nor bears any responsibility for, any of the information set forth with respect to any other "person" who or which is or becomes a party to or a member of any "group" (as such terms are defined and used in Section 13(g) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G promulgated thereunder) for whom or which information is included in such Schedule 13G.

      (ii) Subject to paragraph (i) above, the undersigned hereby confirm the agreement by and among each of them that the Schedule 13G is being filed on behalf of each of the parties named below.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 14, 2007


                                /s/ Sandra E. MacDonald
                                ----------------------------------
                                Sandra E. MacDonald, individually and as
                                Trustee and Beneficiary of The Evelyn C.
                                MacDonald Family Trust f/b/o Sandra E.
                                MacDonald and as Settlor of each of The
                                Whitney E. MacDonald GST Trust-1997, The
                                Jonathan S. MacDonald GST Trust-1997, and
                                The Robert C. MacDonald GST Trust-1997, and
                                as trustee of The Sandra E. MacDonald 2005
                                Grantor Retained Annuity Trust dated
                                August 10, 2005


                                /s/ Richard G. MacDonald
                                ---------------------------
                                Richard G. MacDonald, individually and
                                as Trustee of each of The Whitney E. MacDonald GST Trust-1997,
                                The Jonathan S. MacDonald GST Trust-1997,
                                The Robert C. MacDonald GST Trust-1997,
                                The Whitney E. MacDonald Gift Trust,
                                The Jonathan S. MacDonald Gift Trust,
                                The Robert C. MacDonald Gift Trust, and
                                as Settlor of the Richard G. MacDonald 2004
                                Irrevocable Trust dated April 23, 2004


                              Richard G. MacDonald 2004 Irrevocable Trust dated April 23, 2004


                              By: /s/ Edward D. Tarlow
                                  --------------------------------------------
                                  Edward D. Tarlow, Trustee